NEWS RELEASE

PFGI Capital Corporation & Provident Financial Group, Inc. Confirm Cash Payment on Income PRIDESSM
PFGI Capital Corporation Announces Financial Results for the Quarter & Period Ended December 31, 2003

Cincinnati, January 22, 2004 — PFGI Capital Corporation and Provident Financial Group, Inc. (Nasdaq: PFGI) announced that the scheduled cash payment on their Income PRIDESSM (NYSE: PCEPRI) security will be paid on February 17, 2004. The distribution, accruing from November 18, 2003 through February 17, 2004, is payable to holders of record on February 1, 2004, at a rate of $0.5625 per each Income PRIDESSM held.

PFGI Capital Corporation also announced financial results for the fourth quarter and full-year of 2003 ended December 31, 2003. For 2003‘s fourth quarter, net income was $5.3 million, interest on loan participations was $3.8 million, provision for loan losses was ($1.7) million, and non-interest expenses, including loan servicing and management fees, totaled $0.2 million. This compares with net income of $4.1 million, interest on loan participations of $4.3 million, and non-interest expenses, including loan servicing and management fees, of $0.2 million for the fourth quarter of 2002. For 2003‘s full-year, net income was $16.9 million, interest on loan participations was $16.1 million, provision for loan losses was ($1.7) million, and non-interest expenses, including loan servicing and management fees, totaled $0.9 million. This compares with net income of $9.6 million, interest on loan participations of $10.0 million, and non-interest expenses, including loan servicing and management fees, of $0.4 million for 2002‘s full year. Full-year 2002 comparisons are from the period June 12, 2002, when operations were commenced, through December 31, 2002.

At December 31, 2003, there were no non-performing assets or impaired loans, commercial loan participations totaled $325.4 million, and the reserve for loan participation losses was $1.6 million. At December 31, 2003, total shareholders’ equity was $332.6 million and total assets were $332.9 million.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders.

About Provident Financial Group, Inc.

Provident Financial Group, Inc. is a bank holding company located in Cincinnati, Ohio. Its main subsidiary, The Provident Bank, provides a diverse line of banking and financial products, services and solutions through retail banking offices located in Southwestern Ohio and Northern Kentucky, and through commercial lending offices located throughout Ohio and surrounding states. At December 31, 2003, Provident Financial Group had $8.9 billion in loans outstanding, $10.3 billion in deposits, and assets of $17.0 billion.

For further information, please contact

Provident Financial Group /PFGI Capital Corporation Investor Relations
1-800-851-9521 or 1-513-345-7165
e-mail: InvestorRelations@provident-financial.com